Exhibit 10.17

THIRD AMENDMENT

TO THE CHOICEPOINT INC.

1997 OMNIBUS STOCK INCENTIVE PLAN

THIS AMENDMENT is made this 1st day of February, 2007, by CHOICEPOINT INC., a Georgia corporation (the “Company”), to the CHOICEPOINT INC. 1997 OMNIBUS STOCK INCENTIVE PLAN, which has been previously amended (the “Plan”).

WHEREAS, the Company has previously adopted the Plan, and pursuant to Section 19 thereof, Company’s Management Compensation and Benefits Committee (the “Committee”) has the authority to amend the Plan, subject in certain cases to the approval of the Company’s shareholders; and,

WHEREAS, the Committee deems it desirable to amend the Plan as reflected below;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of February 1, 2007:

1.

Section 12 of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following Section 12:

12. Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares, Performance Shares and Other Awards granted hereunder, in the prices per share applicable to such awards and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction, equity restructuring or event having an effect similar to any of the foregoing. Similar adjustments shall be made automatically, without Committee action, on a purely mathematical basis, in the event of a stock dividend or stock split. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. Notwithstanding the foregoing provisions of this Section 12, no such adjustments shall be made to any “incentive stock option” within the meaning of Section 422 of the Code if such adjustment would result in the loss of its status as such an “incentive stock option.” The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12. A similar adjustment shall be made automatically to the number of shares specified in Section 3 of this Plan in the event of a stock dividend or stock split.

2.

Section 15 of the Plan is hereby amended by deleting the last sentence of said section.

3.

The following Section 21 is hereby added to the Plan:

21.	Compliance with Section 409A of the Code.

(a)	To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)	In order to determine for purposes of Section 409A of the Code whether a Participant is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the shares of Common Stock that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A of the Code:

(i)	In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Company’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and

(ii)	In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Company for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

Notwithstanding any provision of this Plan to the contrary, to the extent an award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change of Control and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code, then even though such award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change of Control or any other provision of this Plan, payment will not be made (to the extent necessary to comply with the provisions of Section 409A of the Code) to the Participant prior to the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A of the Code); provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the date that is six months after the date of the Participant’s separation from service with the Company, (ii) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (iii) the Participant’s death.

4.

The remaining provisions of the Plan are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has executed this Second Amendment as directed by the Committee.

CHOICEPOINT INC.

By:	/s/ Steven W. Surbuagh
Title:	EVP and Chief Administrative Officer

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